Norman Krivosha                               Ameritas Life Insurance Corp. Logo
Executive Vice President
Secretary and Corporate General Counsel
________________________________________________________________________________
            One Ameritas Way/P.O. Box 81889/Lincoln, NE 68501-1889/(402)467-7176



April 3, 1998

Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska  68501

Gentlemen:

With reference to the Post-Effective Amendment No. 4 to Registration Statement No. 33-86500 on Form S-6 filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVL with the Securities & Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue individual flexible premium variable life policies by the Insurance Department of the State of Nebraska.

     2. Ameritas Life Insurance Corp. Separate Account LLVL is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 4 to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ Norman Krivosha

Norman Krivosha
Executive Vice President,
Secretary and Corporate General Counsel